Exhibit 4.5

SUBURBAN WATER SYSTEMS

BOND PURCHASE AGREEMENT

DATED AS OF OCTOBER 20, 2006

$10,000,000

FIRST MORTGAGE BONDS, SERIES E 6.295%, DUE OCTOBER 20, 2006

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Annex 1	-	Information as to Purchaser
Annex 2	-	Payment Instructions
Annex 3	-	Information as to Company
Annex 4	-	Litigation

Exhibit A	-	First Mortgage Bond, Series E 6.295%, due October 20, 2026
Exhibit B1	-	Company Counsel’s Closing Opinion
Exhibit B2	-	Company PUC Counsel’s Closing Opinion
Exhibit B3	-	Trustee Counsel’s Closing Opinion
Exhibit B4	-	Purchaser Counsel’s Closing Opinion
Exhibit C1	-	Form of Officers’ Certificate of the Company
Exhibit C2	-	Form of Officers’ Certificate of the Parent
Exhibit D1	-	Form of Secretary’s Certificate of the Company
Exhibit D2	-	Form of Secretary’s Certificate of the Parent
Exhibit E	-	Form of Fifth Supplemental Indenture

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SUBURBAN WATER SYSTEMS
ONE WILSHIRE BUILDING
624 S. GRAND AVENUE
LOS ANGELES, CALIFORNIA 90017

BOND PURCHASE AGREEMENT

$10,000,000
First Mortgage Bonds, Series E  6.295%, due October 20, 2026

As of October 20, 2006

TO THE PURCHASER LISTED IN THE ATTACHED

ANNEX 1

Ladies and Gentlemen:

Suburban Water Systems, a California corporation (the “Company”), hereby agrees with you as follows:

SECTION 1.                                                                               PURCHASE AND SALE OF BONDS.

Section 1.1.                                Issue of Bonds.  The Company has authorized the issue of Ten Million Dollars ($10,000,000) in aggregate principal amount of its First Mortgage Bonds, Series E 6.295%, due October 20, 2026 (herein called the “Bonds”).  The Bonds will be issued under and pursuant to the Fifth Amendment and Supplement to Indenture of Mortgage and Deed of Trust Dated October 1, 1986 (the “Fifth Supplemental Indenture”), dated as of October 20, 2006, between the Company and U.S. Bank National Association, as trustee (the “Trustee”).  The Fifth Supplemental Indenture modifies and amends that certain Indenture of Mortgage and Deed of Trust Dated October 1, 1986 (the “Original Indenture”) between the Company and Security Pacific National Bank, a national banking association, predecessor to Bank of America NT & SA, predecessor to U.S. Bank Trust National Association (originally named First Trust of California, National Association), predecessor to the Trustee.  The Original Indenture was amended by (i) the First Amendment and Supplement to Indenture of Mortgage and Deed of Trust Dated October 1, 1986 (the “First Supplemental Indenture”), dated as of February 7, 1990, (ii) the Second Amendment and Supplement to Indenture of Mortgage and Deed of Trust Dated October 1, 1986 (the “Second Supplemental Indenture”), dated as of January 24, 1992, (iii) the Third Amendment and Supplement to Indenture of Mortgage and Deed of Trust Dated October 1, 1986 (the “Third Supplemental Indenture”), dated as of October 9, 1996, (iv) the Fourth Amendment and Supplement to Indenture of Mortgage and Deed of Trust Dated October 1, 1986 (the “Fourth Supplemental Indenture”), dated as of October 19, 2004, and (v) the Fifth Amendment and Supplement to Indenture of Mortgage and Deed of Trust Dated October 1, 1986 (the “Fifth Supplemental Indenture”), dated as of October 20, 2006  (the Original Indenture as so amended and as may be further amended from time to time, being the “Indenture”).  Certain capitalized terms used in this Agreement are defined in Section 5.1 of this Agreement; references to a “Schedule,” “Annex” or “Exhibit” are, unless otherwise specified, to a Schedule, Annex or Exhibit attached to this Agreement.

Each Bond:

(a)                                  will be in the amount of One Thousand Dollars ($1,000.00) or an integral multiple thereof;

(b)                                 will bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal balance thereof from the date of the Bond at the rate of six decimal two nine five percent (6.295%) per annum, payable semiannually on the twentieth (20th) day of each April and October in each year commencing on the first Interest Payment Date next succeeding the date of such Bond until the principal amount thereof will be due and payable; provided that interest on any overdue principal, overdue Redemption Price and (to the extent permitted by applicable law) overdue interest, shall accrue at a rate equal to seven decimal two nine five percent (7.295%) per annum;

(c)                                  will mature on October 20, 2026; and

(d)                                 will be in the form of Bond set forth in Exhibit A to this Agreement.

Section 1.2.                                The Closing.

(a)                                  Purchase and Sale of Bonds.  The Company hereby agrees to sell to you and, subject to the terms and conditions set forth herein, you hereby agree to purchase from the Company, in accordance with the provisions of this Agreement, Bonds in the principal amount specified opposite your name on Annex 1 hereto, at a purchase price of one hundred percent (100%) of the principal amount thereof.

(b)                                 The Closing.  The closing (the “Closing”) of the purchase and sale of the Bonds to be purchased by you will be held at 11:00 a.m., Denver, Colorado time, on October 20, 2006 (the “Closing Date”) at the office of Sherman & Howard LLC, 663 17th Street, Denver, Colorado 80202, or at such other place and time of day as may be agreed upon by the Company and you.  At the Closing, the Company will deliver to you one or more Bonds (as set forth opposite your name on Annex 1 to this Agreement), in the aggregate principal amount of your purchase, dated the Closing Date and payable to you or payable as indicated on Annex 1 to this Agreement, against payment by federal funds wire transfer in immediately available funds of the purchase price thereof, as directed by the Company on Annex 2 to this Agreement.  If at the Closing the Company shall fail to tender such Bonds to you as provided above in this Section 1.2, or any of the conditions specified in Section 3 shall not have been fulfilled to your reasonable satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

Section 1.3.                                Certain Purchaser Representations.

(a)                                  Purchase for Investment.  You represent that you are purchasing the Bonds for your own account or for one or more separate accounts maintained by you and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control.  You understand that the Bonds have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Bonds.

(b)                                 Source of Funds.  You represent that the source of funds (“Source”) to be used by you to pay the purchase price of the Bonds to be purchased by you hereunder does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.  As used in this Section 1.3(b), the terms “employee benefit plan,” “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 2.                            REPRESENTATIONS AND WARRANTIES.

To induce you to enter into this Agreement and to purchase the Bonds listed on Annex 1 to this Agreement opposite your name, the Parent (solely with respect to the representations and warranties set forth in Section 2.4(a), Section 2.5, Section 2.12(a) and Section 2.12(b) and, insofar as such representations and warranties relate to the Parent, Section 2.10 and Section 2.15) and the Company (with respect to all representations and warranties other than those set forth in Section 2.4(a) and, insofar as such representations and warranties relate to the Parent, Section 2.10, Section 2.12(a), Section 2.12(b) and Section 2.15) represent and warrant to you as of the Closing Date as follows:

Section 2.1.                                Subsidiary.  Part I of Annex 3 to this Agreement states:

(a)                                  with respect to the Subsidiary of the Company, its name, jurisdiction of incorporation and the percentage of shares of each class of capital stock owned by the Company;

(b)                                 the name of each of the Company’s Affiliates (other than Subsidiaries) and the nature of the affiliation; and

(c)                                  the Company’s directors and executive officers.

The Company has good title to all of the shares it purports to own of the stock of its Subsidiaries, free and clear in each case of any Lien.  All such shares have been duly issued and are fully paid and nonassessable.

Section 2.2.                                Corporate Organization and Authority.  Each of the Company and the Subsidiary:

(a)                                  is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; and

(b)                                 has all requisite corporate power and authority and all necessary licenses and permits to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted.

Section 2.3.                                Indebtedness.  Part II of Annex 3 to this Agreement correctly lists all outstanding indebtedness for borrowed money and guarantys of the Company and the Subsidiary immediately prior to the Closing Date and after giving effect to the proposed use of the proceeds of the Bonds.

Section 2.4.                                Financial Statements; Material Adverse Change.

(a)                                  Financial Statements – Parent.  Copies have been delivered to you of the financial statements of the Parent and its Subsidiaries (i) in the Parent’s Annual Report on Form 10-K for the year ended December 31, 2005, and (ii) in the Parent’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2006.  All of said financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly in all material respects the consolidated financial position of the Parent and its consolidated subsidiaries as of such dates and the results of their operations for such periods (subject, in the case of any interim financial statements, to normal year-end adjustments).  All such consolidated financial statements include the accounts of the Company and the Subsidiary.

(b)                                 Financial Statements – Company.  Copies have been delivered to you of (i) the audited financial statements of the Company for the year ended December 31, 2005, and (ii) the unaudited financial statements of the Company for the six months ended June 30, 2006.  All of said financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly in all material respects the consolidated financial position of the Company and the Subsidiary as of such dates and the results of their operations for such periods (subject, in the case of any interim financial statements, to normal year-end adjustments).

(c)                                  Material Adverse Change.  Since December 31, 2005, there has been no change in the business, Properties or condition (financial or otherwise) of the Company or the Subsidiary except:

(i)                                     as disclosed to you in this Agreement; and

(ii)                                  for other changes in the ordinary course of business that, in the aggregate, have not had a Material Adverse Effect.

Section 2.5.                                Business, Property and Full Disclosure.  All documents presented to Purchaser fairly describe, in all material respects, the general nature of the business and the Properties of the Company.  The financial statements referred to in Sections 2.4(a) and 2.4(b) and all documents provided to Purchaser do not, nor does this Agreement, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein in light of the circumstances under which they are made, not misleading.

Section 2.6.                                Pending Litigation.  Except as disclosed on Annex 4 hereto, there are no proceedings, actions or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company or the Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, except as has been disclosed on Annex 4 hereto, no proceedings with respect to the condemnation of any Property of the Company or the Subsidiary are pending or, to the best knowledge of the Company, contemplated by any Governmental Authority to which the Property of the Company or the Subsidiary is subject.  Neither the Company nor the Subsidiary is in default with respect to any order of any court, Governmental Authority or arbitration board or tribunal.

Section 2.7.                                Title to Properties.  The Company and the Subsidiary have, and at the time of the Closing will have, good and marketable title to all of the fee interests in real Property, and good title to all of the other interests in Property, it purports to own, that individually or in the aggregate are Material, including Property reflected in the most recent balance sheet referred to in Section 2.4(b) of this Agreement and Property described in the Indenture as being subject to the Lien thereof, subject only to the Lien of the Indenture and other Permitted Encumbrances.  Without limiting the generality of the foregoing, the Company and each of its Subsidiaries has, as of the Closing Date, all water, water rights, rights to purchase water, water systems, water works, plants, pumps, tanks, pipes, strainers, fittings, valves, reservoirs, supplies and implements it purports to own, that individually or in the aggregate are Material, including but not limited to the water stock more particularly described in Exhibit B to the Indenture and the stock of the Subsidiary described in Part I of Annex 3 to this Agreement, in each case owned by the Company subject only to the Lien of the Indenture and Permitted Encumbrances and without limitation as to time within which any such rights may be exercised or such stock may be held.  There are no Liens upon or other defects (including, without limitation, defects of the type which would be disclosed by a survey) in or to any of the real Property of the Company, or the title or interest of the Company in or to such real Property, which, individually or in the aggregate, would have a Material

Adverse Effect.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 2.8.                                Patents, Trademarks, Licenses, etc.  The Company and the Subsidiary own or possess, and upon completion of the Closing will own or possess, all of the franchises (including, without limitation, franchises granted by the PUC), patents, trademarks, service marks, trade names, copyrights, licenses and rights (including, without limitation, rights to produce and purchase water) necessary for the conduct of its business, without any known and material conflict with the rights of others, and all such franchises, patents, trademarks, service marks, trade names, copyrights, licenses and rights are valid and subsisting.  To the Company’s knowledge, no event has occurred which (a) permits, or after notice or lapse of time or both would permit, revocation or termination of any such license or franchise or (b) materially adversely affects any of the rights of the Company or the Subsidiary thereunder.

Section 2.9.                                Authorization, Execution, Delivery and Enforceability.

(a)                                  Transactions are Legal and Authorized.  The consummation of the Company of each of the Transactions:

(i)                                     is within the corporate powers of the Company;

(ii)                                  will not conflict with, result in any breach in any provisions of, constitute a default under, or result in the creation of any Lien upon any Property of the Company or the Subsidiary under the provisions of any charter instrument or bylaw to which it or any of its Properties may be bound;

(iii)                               will not conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or the Subsidiary;

(iv)                              will not violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or the Subsidiary; or

(v)                                 will not conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any Lien upon any Property of the Company or the Subsidiary under the provisions of, any agreement or instrument (other than its charter instrument or bylaw) to which it is a party or by which it or any of its Property may be bound, which could either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Obligations Are Enforceable.  Each of this Agreement, the Fifth Supplemental Indenture and the Bonds has been duly authorized by all necessary corporate action on the part of the Company and has been executed and delivered by duly authorized officers of the Company.  Each of this Agreement, the Indenture and the Bonds constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except that the enforceability of this Agreement, the Indenture and the Bonds may be:

(i)                                     limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium, or other similar laws affecting the enforceability of creditors’ rights generally; and

(ii)                                  subject to the availability of equitable remedies.

Section 2.10.                         No Defaults.  To the knowledge of the Company and the Parent, no event has occurred and no condition exists which, upon the execution of this Agreement and the Fifth Supplemental Indenture and the issuance of the Bonds, would constitute a Default or an Event of Default.  To the knowledge of the Company and the Parent, none of the Company, the Parent or the Subsidiary is in violation in any respect of any term of any charter instrument or bylaw and none of the Company, the Parent or the Subsidiary is in violation in any material respect of any term in any agreement or other instrument to which it is a party or by which it or any of its Property may be bound.  To the knowledge of the Company and the Parent, no event has occurred or condition exists such that, but for the waiver by any Person (other than the Company, the Parent or the Subsidiary) of any term or provision in any agreement or other instrument to which the Company, the Parent or the Subsidiary is a party or by which it or any of its Property may be bound, the Company, the Parent or the Subsidiary would be in violation in any material respects of any of its obligations under such agreement or instrument.

Section 2.11.                         Governmental Consent.  As of the Closing, all consents, approvals, orders and authorizations required of or by any Governmental Authority, including, without limitation, the PUC, for the Company to consummate the Transactions will have been duly obtained, all related filings, registrations and qualifications will have been duly made, and no appeal from any such consent, approval, order or authorization of or by any Governmental Authority will be pending, including, without limitation, any such consent, approval, order or authorization of the PUC.

Section 2.12.                         Taxes

(a)                                  Returns Filed; Taxes Paid.  All tax returns required to be filed by or on behalf of the Parent, the Company or the Subsidiary, and any other Person with which the Parent, the Company or the Subsidiary files or has filed a consolidated return, in any jurisdiction have in fact been filed on a timely basis, and to the knowledge of the Company and the Parent, all taxes, assessments, fees and other governmental charges upon the Parent, the Company or the Subsidiary, or upon any of their respective Properties, income or franchises, which are due and payable have been paid or will be paid prior to delinquency.  Neither the Parent, the Company nor the Subsidiary knows of any proposed additional tax assessment against it or any such Person.  To the knowledge of the Parent and the Company, there exists no controversy with any Governmental Authority with respect to the amount of any tax payable by the Parent, the Company or the Subsidiary to such Governmental Authority.

(b)                                 Book Provisions Adequate.   The provisions for taxes (including, without limitation, any payment or payments owing from each of the Parent, the Company and the Subsidiary to any other Person pursuant to any tax sharing agreement among such Persons) on the books of the Company and the Subsidiary are adequate for all open years and for its current fiscal period.  The amount of the liability for all taxes reflected in the consolidated balance sheet of the Parent, the Company and the Subsidiary as of December 31, 2005 is an adequate provision for such taxes (including, without limitation, any payment due pursuant to any such tax sharing agreement) as may be payable by the Parent, the Company and the Subsidiary for the fiscal years 2003 through 2005, inclusive, with respect to federal income taxes, and the fiscal years 2003 through 2005, inclusive, with respect to California franchise taxes, in each case, the only fiscal years not closed by the statute of limitations or by the completion of an audit.

Section 2.13.                         Use of Proceeds.  The Company will apply the proceeds from the sale of the Bonds solely to refinance in its entirety the Company’s First Mortgage Bonds, Series C, and for general corporate purposes.  None of the transactions contemplated in this Agreement (including, without limitation, the use of the proceeds from the sale of the Bonds) violates, will violate or will result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the

Federal Reserve System, 12 C.F.R., Chapter II.  Neither the Company nor the Subsidiary owns, or with the proceeds of the sale of the Bonds intends to own, carry or purchase any “margin security” within the meaning of said Regulations T, U and X, including “margin securities” originally issued by the Company or the Subsidiary.  This Agreement and the Bonds will not be secured by any “margin security,” and no Bonds are being sold on the basis of any such collateral.  None of the proceeds from the sale of the Bonds will be used to purchase or carry (or refinance any borrowing the proceeds of which were used to purchase or carry) any “security” within the meaning of the Securities Exchange Act of 1934, as amended.

Section 2.14.                         Foreign Assets Control Regulations, etc.  Neither the sale of the Bonds by the Company hereunder nor their use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  Without limiting the foregoing, neither the Company nor the Subsidiary (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such person.  The Company and the Subsidiary are in compliance, in all material respects, with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds from the sale of the Bonds hereunder will be used, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 2.15.                         Status Under Certain Statutes.  Neither the Parent, the Company nor any of their Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 2.16.                         Private Offering.  Neither the Company nor anyone acting on its behalf has offered any of the Bonds or any similar Security of the Company for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than you and not more than six (6) other Institutional Investors, each of whom was offered all of the Bonds at private sale for investment.  The Company agrees that neither the Company nor anyone acting on its behalf will offer the Bonds or any part thereof or any similar Securities for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the offering, issuance or sale of the Bonds within the registration provisions of Section 5 of the Securities Act.

Section 2.17.                         Compliance with Law.  To the knowledge of the Company, neither the Company nor the Subsidiary:

(a)                                  is in material violation of any law, ordinance, governmental rule, regulation, order or judgment of any court or other Governmental Authority or award of any arbitrator to which it is subject; or

(b)                                 has failed to obtain any material license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business;

which violation or failure to obtain might, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.18.                         Restrictions on Company and the Subsidiary.  Neither the Company nor the Subsidiary:

(a)                                  is a party to any contract or agreement (other than the Indenture) which restricts the right or ability of such corporation to incur debt; or

(b)                                 has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by the Indenture.

Section 2.19.                         Compliance with ERISA.

(a)                                  The Company and its Parent and each of its Subsidiaries have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or, to the knowledge of the Company, exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)                                 Neither the Company, nor any ERISA Affiliate is a party to, participates in, maintains, contributes to, or has any liability or contingent liability with respect to an employee benefit plan, which is subject to Title IV of ERISA.  Neither the Company nor its Subsidiary has any expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106).

(c)                                  The execution and delivery of this Agreement and the issuance and sale of the Bonds hereunder will not involve any transaction on the part of the Company that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company in the first sentence of this Section 2.19(c) is made in reliance upon and subject to the accuracy of your representation in Section 1.3(b) as to the sources of the funds used to pay the purchase price of the Bonds to be purchased by you.

Section 2.20.                         Environmental Compliance.  Except as set forth in Part IV of Annex 3 hereto:

(a)                                  Compliance – to the knowledge of the Company, each of the Company and the Subsidiary is in compliance with all Environmental Protection Laws in effect in each jurisdiction where it is presently doing business, except such failures so to comply that would not, in the aggregate, be reasonably expected to have a Material Adverse Effect;

(b)                                 Liability – to the knowledge of the Company, neither the Company nor the Subsidiary is subject to any liability under any Environmental Protection Laws that, in the aggregate, could be reasonably expected to have a Material Adverse Effect; and

(c)                                  Notices – neither the Company nor the Subsidiary has received any:

(i)                                     written notice from any Governmental Authority by which any of its present or previously-owned or leased real Properties has been designated, listed, or identified in any manner by any Governmental Authority charged with administering or enforcing any Environmental Protection Law as a Hazardous Substance disposal or removal site, “Super Fund” clean-up site, or candidate for removal or closure pursuant to any Environmental Protection Law;

(ii)                                  written notice of any Lien arising under or in connection with any Environmental Protection Law that has attached to any revenues of, or to any of its owned or leased real Properties; or

(iii)                               summons, citation, notice, directive, letter, or other communication, written or oral, from any Governmental Authority concerning any intentional or unintentional act or omission by the Company or the Subsidiary in connection with its ownership or leasing of any real Property resulting in the releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping, or otherwise disposing of any Hazardous Substance into the environmental resulting in any material violation of any Environmental Protection Law;

in the case of clauses (ii) or (iii) above, where the effect of which could be reasonably expected to have a Material Adverse Effect.

SECTION 3.                            CLOSING CONDITIONS.

Your obligation to purchase and pay for the Bonds to be delivered to you at the Closing will be subject to the following conditions precedent:

Section 3.1.                                Opinions of Counsel.  You will have received from:

(a)                                  Musick, Peeler & Garrett LLP, special counsel for the Company;

(b)                                 Steefel, Levitt & Weiss, PUC counsel for the Company;

(c)                                  Dorsey & Whitney LLP, counsel for the Trustee, and

(d)                                 Sherman & Howard LLC, your special counsel,

closing opinions, each dated as of the Closing Date as set forth in Exhibits B1, B2, B3 and B4 to this Agreement.

Section 3.2.                                Representations and Warranties True; No Prohibited Action.

(a)                                  Representations and Warranties True.  The representations and warranties of the Company and the Parent contained in Section 2 of this Agreement will be true when made and at the time of Closing.

(b)                                 No Prohibited Action.  Neither the Parent, the Company nor the Subsidiary shall have taken any action or permitted any condition to exist which would constitute a Default or an Event of Default.

Section 3.3.                                Compliance with this Agreement.  The Company will have performed and complied with all agreements and conditions contained herein which are required to be performed or complied with by the Company before or at the Closing.

Section 3.4.                                Officers’ Certificates.  You will have received:

(a)                                  a certificate dated the Closing Date and signed by (i) the President or a Vice President and (ii) the Chief Financial Officer of the Company, substantially in the form of Exhibit C1 to this Agreement with respect to the matters therein set forth;

(b)                                 a certificate dated the Closing Date and signed by (i) the President or a Vice President and (ii) the Chief Financial Officer of the Parent, substantially in the form of Exhibit C2 to this Agreement with respect to the matters therein set forth;

(c)                                  a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, substantially in the form of Exhibit D1 to this Agreement, with respect to the matters therein set forth; and

(d)                                 a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Parent, substantially in the form of Exhibit D2 to this Agreement, with respect to the matters therein set forth.

Section 3.5.                                Purchase Permitted by Applicable Law, etc.  On the date of the Closing your purchase of Bonds shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by you, you shall have received an Office’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

Section 3.6.                                Regulatory Approvals.  The issue and sale of the Bonds shall have been duly authorized by order of the California Public Utilities Commission (the “PUC”), such order shall be in full force and effect at the time of the Closing, and all appeal periods applicable to such order shall have expired.

Section 3.7.                                Fifth Supplemental Indenture.  The Company and the Trustee shall have executed and delivered the Fifth Supplemental Indenture substantially in the form of Exhibit E to this Agreement, and you shall have received an executed original counterpart of such Fifth Supplemental Indenture.

Section 3.8.                                Filing and Recordation.  The Indenture, the Fifth Supplemental Indenture and all financing statements (including any financing statements required to be filed under the provisions of the California Uniform Commercial Code) shall have been duly recorded and filed in such manner and in such place as is required by law to establish, preserve and protect the Lien on all collateral specifically or generally described in the Indenture as subject to such Lien and under the laws enforced, and it will not be necessary to rerecord any such documents.

Section 3.9.                                Title Insurance.  That certain policy of title insurance, dated as of November 18, 1986, from Chicago Title Insurance Company (successor to Ticor Title Insurance Company) insuring the Trustee and the holders of the Series A Bonds against loss or damage to the extent of $15,000,000 plus costs as permitted by the policy by reason of any defect in the Lien of the Indenture on the Property (other than Excepted Property) described therein or by reason of the title to such Property being other than as shown in such policy, or commitments to issue the same, in each case satisfactory to you, sufficient to extend the coverage of such policy to any additional Property being added to the Lien of the Indenture by virtue of the Fifth Supplemental indenture and to extend such insurance to the Trustee and the holders of the Bonds to the extent of $33,000,000.00 plus costs as permitted by the policy shall be in full force and effect.  You shall have received copies of such policy of title insurance and such endorsements or commitments to issue such endorsements.

Section 3.10.                         Indenture Conditions.  All conditions precedent set forth in the Indenture with respect to consummation of any of the Transactions shall have been satisfied.  Without limiting the generality of the foregoing, the Company’s Bondable Capacity and Net Earnings for Interest shall be sufficient to permit the issuance of the Bonds.

Section 3.11.                         Payment of Special Counsel Fees.  Without limiting the provisions of Section 6.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 3.12.                         Proceedings Satisfactory.  All proceedings taken in connection with the sale of the Bonds and all documents and papers relating thereto will be reasonably satisfactory to you.  You will have received copies of such documents and papers as you may reasonably request in connection therewith (including, without limitation, copies of all certificates delivered to the Trustee in connection with the consummation of the Transactions), all in form and substance reasonably satisfactory to you; provided, however, that you agree that all documents the forms of which are annexed hereto as exhibits shall be in form and substance reasonably satisfactory to you if duly authorized, executed and delivered in the respective forms set forth in such exhibits.

SECTION 4.                            AGREEMENTS OF THE COMPANY.

Section 4.1.                                Financial and Business Information.  The Company will deliver to each holder of the Outstanding Bonds that is an Institutional Investor:

(a)                                  Quarterly Statements – as soon as practicable after the end of each fiscal quarter of each fiscal year of the Company (other than the last fiscal quarter of each fiscal year), and in any event within sixty (60) days thereafter, duplicate copies of:

(i)                                     a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter; and

(ii)                                  consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries, for such quarter and for the portion of the fiscal year ending with such quarter;

setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail and certified as being complete and correct, and as having been prepared in conformity with generally accepted accounting principles, subject to changes resulting from year-end adjustments, by the Chief Financial Officer or Treasurer of the Company;

(b)                                 Annual Statements – as soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter, commencing with the Company’s 2006 fiscal year, duplicate copies of:

(i)                                     a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year; and

(ii)                                  consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such year;

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion thereof of KPMG LLP or other independent certified public accountants of recognized national standing or recognized regional standing selected by the Company, which opinion shall, without qualification, state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows in conformity with generally accepted accounting principles, that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and that such audit provides a reasonable basis for such opinion in the circumstances;

(c)                                  Audit Reports – promptly upon receipt thereof, one copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;

(d)                                 SEC and Other Reports of the Company and the Parent – promptly upon their becoming publicly available, one copy of each financial statement, report, notice or proxy statement sent by the Company to its stockholders generally, and of each regular or periodic report and any registration statement, prospectus or written communication in respect thereof filed by the Company or the Parent with, or received by it in connection therewith from, any securities exchange or the Securities and Exchange Commission or any successor agency, and one copy of each financial statement, report, notice or proxy statement sent by the Parent to its stockholders generally;

(e)                                  ERISA – promptly upon becoming aware of the occurrence of:

(i)                                     any material “reportable event” (as such term is defined in Section 4043 of ERISA) with respect to which the reporting requirement has not been waived; or

(ii)                                  any material transaction prohibited by Section 406 of ERISA or any nonexempt “prohibited transaction” (as such term is defined in Section 4975 of the IRC);

in connection with any Pension Plan or any trust created thereunder, a written notice specifying the nature thereof, what action, if any, the Company is taking or proposes to take with respect thereto, and, when known, any action taken by the IRS, the Department of Labor or the PBGC with respect thereto;

(f)                                    ERISA Waivers – prompt written notice of and a description of any request pursuant to Section 303 of ERISA or Section 412 of the IRC for, or notice of the granting pursuant to said Section 303 or Section 412 of, a waiver in respect of all or part of the minimum funding standard set forth in ERISA or the IRC, as the case may be, of any Pension Plan, and, in connection with the granting of any such waiver, the amount of any “waived funding deficiency” (as such term is defined in said Section 303 or said Section 412) and the terms of such waiver; provided, however, that no such notice need be given if the amount of any waived funding deficiency shall not be material in the context of the business, profits, Properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole;

(g)                                 Other ERISA Notices – prompt written notice of and, where applicable, a description of:

(i)                                     any notice from the PBGC in respect of the commencement of any proceedings pursuant to Section 4042 of ERISA to terminate any Pension Plan or for the appointment of a trustee to administer any Pension Plan;

(ii)                                  any distress termination notice delivered to the PBGC under Section 4041 of ERISA in respect of any Pension Plan, and any determination of the PBGC in respect thereof;

(iii)                               the placement of any Multiemployer Plan in reorganization status under Title IV of ERISA;

(iv)                              any Multiemployer Plan becoming “insolvent” (as such term is defined in Section 4245 of ERISA);

(v)                                 the complete or partial withdrawal of the Company or any ERISA Affiliate from any Multiemployer Plan and the withdrawal liability incurred in connection therewith; and

(vi)                              the withdrawal of the Company or any ERISA Affiliate from any Pension Plan with respect to which it is a “substantial employer” as defined in ERISA and the withdrawal liability under Section 4063 of ERISA incurred in connection therewith.

(h)                                 Notice of Default or Event of Default – immediately upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(i)                                     Notice of Claimed Default – immediately upon becoming aware that the holder of any Bond or of any evidence of indebtedness or other Security of the Company or any Subsidiary has given notice or taken any other action with respect to a claimed Event of Default or default under such Bond, evidence of indebtedness or Security, a written notice specifying the notice given or action taken by such holder and the nature of the claimed Event of Default or default and what action the Company is taking or proposes to take with respect thereto;

(j)                                     Notices from Governmental Authority – promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(k)                                  Information Required By Indenture -  all information, notices, certificates and opinions required by the terms of the Indenture to be delivered to the holders of the Bonds; and

(l)                                     Requested Information – with reasonable promptness, such other data and information reasonably available to the Company as from time to time may be reasonably requested.  Without limiting the generality of the foregoing, the Company will deliver to you or any successor or transferee the information required by 17 C.F.R. §230.144A in connection with any transfer or proposed transfer of Bonds by you or any successor or transferee pursuant thereto.

Section 4.2.                                Officers’ Certificate – Each set of financial statements delivered to any Institutional Investor of the Bonds pursuant to Section 4.1(a) or Section 4.1(b) of this Agreement will be accompanied by a certificate of the President or a Vice President and the Chief Financial Officer of the Company setting forth:

(a)                                  Covenant Compliance – the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Article VI of the Indenture during the period covered by the income statement then being furnished;

(b)                                 Event of Default – a statement that the signers have reviewed the relevant terms of this Agreement and the Indenture and have made, or caused to be made, under their supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the accounting period covered by the income statements being delivered therewith to the date of the certificate and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or proposes to take with respect thereto.

Section 4.3.                                Accountants’ Certificates.  Each set of annual financial statements delivered pursuant to Section 4.1(b) will be accompanied by a certificate of the accountants who certify the financial statements of the Company, stating that they have reviewed Sections 6.01, 6.03, 6.06, 6.10 and 6.14 of the Indenture and stating further, whether, in making their audit, such accountants have become aware of any condition or event which then constitutes a Default or an Event of Default (whether or not as a result of failure by the Company to comply with any of Sections 6.01, 6.03, 6.06, 6.10 or 6.14 of the Indenture), and, if any such condition or event then exists, specifying the nature and period of existence thereof.

Section 4.4.                                Inspection.  The Company will permit any of your representatives, while you or your nominee holds any Bond, or the representatives of any other Institutional Investor of the Bonds, at your or such holder’s expense (except during the continuance of any Default or Event of Default, in which case, at the Company’s expense), upon reasonable prior notice to the Company, to visit and inspect any of the Properties of the Company or any Subsidiary, to examine all their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (and by this provision the Company authorizes said accountants to discuss the finances and affairs of the Company and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested.

Section 4.5.                                Hazardous Substances Indemnification.  The Company shall indemnify, defend and hold you harmless from and against any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge or disposal of any Hazardous Substances in or about the Property of the Company, the Parent or any of their Subsidiaries.  This indemnification provision shall apply whether the Hazardous Substances are in, on, under or about the Property or operations of the Company, the Parent or any of their Subsidiaries.  The foregoing indemnification includes but is not limited to reasonable attorneys’ fees (including the allocated cost of in-house counsel and staff).  The foregoing indemnification extends to you, your parent, your subsidiaries and all of your or their directors, officers, employees, agents, successors, attorneys and assigns.  This indemnification provision shall survive repayment of the Company’s obligations under the Bonds, and payment shall not be a condition precedent to recovery upon the foregoing indemnification provisions.

In the event that you receive a claim, demand or action for which you believe that indemnification will or may be required pursuant to this Section, you agree to so notify the Company in writing promptly (and in any event within twenty (20) days after your receipt of such claim, and/or action).  Upon receipt of such notice from you, the Company shall have the right to defend such claim, demand or action by legal counsel selected by the insurance carrier for the Company, or selected by the Company and reasonably satisfactory to you.  Such right shall be exercised by written notice to you given within twenty (20) days after the Company’s receipt of your notice.

If the Company elects to undertake your defense, and so long as the Company continues such defense, you agree that:

(a)                                  you shall not admit any liability or enter into any settlement of any such claim or action without, in any such case, the prior written consent of the Company, which shall not be unreasonably withheld or delayed;

(b)                                 you shall be entitled to retain separate legal counsel as you select.  However, the Company shall not be obligated to reimburse you for any costs or fees of such separate counsel (including in-house counsel or staff); and

(c)                                  you shall cooperate as reasonably requested by the Company in the defense and settlement of any such claim or action; provided, however, that you need not be required to incur or sustain any out-of-pocket costs.

If, however, the Company fails to undertake your defense within the time or in the manner herein provided or thereafter abandons such defense or fails to diligently prosecute the same, you shall thereafter be entitled to all benefits of the foregoing indemnification provision, including the right to defend or settle any such claim or action upon such terms as you shall select and to recover from the Company all amounts expended by you to pay any judgment, award or settlement and all costs and fees incurred by you in such defense, settlement or both.

SECTION 5.                            INTERPRETATION OF THIS AGREEMENT.

Section 5.1.                                Terms Defined.  As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section of this Agreement or the Indenture following such term:

“Affiliate” means, at any time, and with respect to any Person, (1) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 5% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 5% or more of any class of voting or equity interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Bond Purchase Agreement” – this Agreement.

“Bondable Capacity” – Section 4.02A of the Indenture.

“Bonds” – Section 1.1 of this Agreement.

“Business Day” – a day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed (other than a general bank holiday or moratorium, in either case of longer than 4 calendar days).

“Closing” – Section 1.2 of this Agreement.

“Closing Date” – Section 1.2 of this Agreement.

“Collateral” – all of that Property subject to the Lien of the Indenture.

“Company” – the introductory sentence of this Agreement.

“Default” – Section 1.01 of the Indenture.

“Environmental Protection Law” – means any federal, state, county, regional or local law, statute, or regulation (including, without limitation, (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; (b) the Resource Conservation and Recovery Act of 1976; (c) the Superfund Amendments and Reauthorization Act of 1986; (d) the Federal Water Pollution Control Act; and (e) the Clean Water Act of 1977; in each case, as amended from time to time, and together with all rules and regulations promulgated in connection therewith) enacted by any Governmental Authority in connection with or relating to the protection or regulation of the environment, including, without limitation, those laws, statutes, and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing, or transporting of Hazardous Substances and any orders, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

“ERISA” – means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” – means any corporation or trade or business that

(a)                                  is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as the Company; or

(b)                                 is under common control (within the meaning of Section 414(c) of the IRC) with the Company.

“Event of Default” – Section 1.01 of the Indenture.

“Excepted Property” – the “Excepted Property” exceptions to the granting clauses of the Indenture.

“First Mortgage Bonds” – means and includes the Series B Bonds, the Series D Bonds, the Series E Bonds and each and every other bond, of whatever series, issued pursuant to the Indenture.

“First Supplemental Indenture” – Section 1.1 of this Agreement.

“Second Supplemental Indenture” – Section 1.1 of this Agreement.

“Third Supplemental Indenture” – Section 1.1 of this Agreement.

“Fourth Supplemental Indenture” – Section 1.1 of this Agreement.

“Fifth Supplemental Indenture” – Section 1.1 of this Agreement.

“Governmental Authority” – means and includes:

(a)                                  the governments of:

(i)                        the United States of America and any state or other political subdivision thereof; or

(ii)                     any jurisdiction in which the Company or the Subsidiary conducts all or any part of its business;

(b)                                              each public utilities commission or similar entry having regulatory authority over the Company or the Subsidiary; and

(c)                                               any other entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government referred to in clauses (a) or (b) of this definition.

“Hazardous Substances” – means and includes any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum-derived products).

“Indenture” – Section 1.1 of this Agreement.

“Interest Payment Date” – Section 1.01 of the Indenture.

“Institutional Investor” – means (a) any original purchaser of a Bond, (b) any holder of a bond holding more than $1,000,000 of the aggregate principal amount of the Bonds then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“IRC” – means the Internal Revenue Code of 1986, together with all rules and regulations promulgated pursuant thereto, as amended from time to time.

“IRS” – means the Internal Revenue Service of the United States of America and any successor agency.

“Lien” – any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  The term “Lien” includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting Property.  For the purposes of this Agreement, the Company or any Subsidiary will be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes and such retention or vesting will be deemed to be a Lien.

“Make Whole Surcharge Definitions” – for the purposes of the optional redemption provision in the Bonds, the following definitions which appear in the Fifth Supplemental Indenture shall apply:

To determine the surcharge designed to compensate CoBank for any actual or imputed funding losses incurred by CoBank as a result of the repayment, CoBank will:

(A)                              Determine the difference between:  (1) the rate estimated by CoBank on the date the rate was fixed to be its cost to fund the loan on that day in the manner set forth in its then current methodology; minus (2) the rate estimated by CoBank on the date the surcharge is calculated to be its cost, less dealer concessions and other issuance costs, to fund a new fixed rate loan in accordance with its then current methodology having the same fixed rate period and repayment characteristics as the balance being repaid.  If such difference is negative, then for purposes of the remaining calculations, such difference shall be deemed to be zero.

(B)                                Add ½ of 1% to such difference (such that the minimum result shall at all times be ½ of 1%).

(C)                                Divide the result determined in (B) above by the number of times interest is payable during the year.

(D)                               For each interest period (or portion thereof) during which interest was scheduled to accrue at the fixed rate, multiply the amount determined in (C) above by the principal balance scheduled to have been outstanding during such period (such that there is a calculation for each interest period during which the amount repaid was scheduled to have been outstanding at the fixed rate).

(E)                                 Determine the present value of each calculation made under (D) above based upon the scheduled time that interest on the amount repaid would have been payable and a discount rate equal to the rate set forth in (A)(2) above.

(F)                                 Add all of the calculations made under (E) above.  The result shall be the Make Whole Surcharge.

Nothing contained herein shall prevent CoBank from funding its loans in any manner as CoBank may, in its sole discretion, elect, and the surcharges provided for herein shall not be increased or decreased based on the actual methods chosen by CoBank to fund or hedge the loan being repaid.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement, the Indenture and the Bonds, or (c) the validity or enforceability of this Agreement, the Indenture or the Bonds.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Net Earnings for Interest” – Section 4.02A of the Indenture.

“Outstanding” – Section 1.01 of the Indenture; provided, however, that for purposes of this Agreement only (and not the Indenture, except to the extent provided therein), First Mortgage Bonds held or owned by the Company, any Subsidiary or any Affiliate shall not be deemed to be Outstanding.

“Parent” – Southwest Water Company, a Delaware corporation, which as of the Closing Date owns one hundred percent (100%) of the capital stock of the Company.

“PBGC” – means the Pension Benefit Guaranty Corporation and any successor corporation or governmental agency.

“Permitted Encumbrances” – Section 1.01 of the Indenture.

“Pension Plan” – means, at any time, any “employee benefit plan” (as such term is defined in Section 3(2) of ERISA), subject to Title IV of ERISA, maintained at such time by the Company or any ERISA Affiliate for employees of the Company or such ERISA Affiliate, excluding any Multiemployer Plan.

“Person” – an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

“Plan” means an employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or its Parent or any of its Subsidiaries or with respect to which the Company its Parent or any of its Subsidiaries may have any liability.

“Property” – any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“PUC” – the California Public Utilities Commission.

“Purchaser” – means the Person listed as purchaser of the Bonds on Annex 1 hereto.

“Redemption Price” – Section 1.01 of the Indenture.

“Required Holders” – at any time means the holders of 66-2/3% or more in aggregate principal amount of Bonds Outstanding at such time.

“Securities Act” – the Securities Act of 1933, as such act may be amended from time to time.

“Security” – has the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

“Series A Bonds” – Section 3.01 of the Indenture.

“Series B Bonds” – Section 3 of the Second Supplemental Indenture.

“Series C Bonds” – Section 3 of the Third Supplemental Indenture.

“Series D Bonds” – Section 2 of the fourth Supplemental Indenture.

“Subsidiary” means as to any Person, any corporation, association or other business entity in which such Person or one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person owns sufficient equity or voting interests to elect a majority of the directors (or Persons performing similar functions) of such entity.  Unless the context otherwise requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Transactions” – means and includes (a) the execution and delivery by the Company of the Bond Purchase Agreement and the Fifth Supplemental Indenture; (b) the execution, delivery, issue and sale of the Series E Bonds; (c) use $8 Million of the Series “E” Bond proceeds to pay at maturity the $8 Million outstanding amount of Series “C” Bonds in their entirety; and (d) performance by the Company of its obligations under the terms of the Series E Bonds, the Indenture and the Bond Purchase Agreement.

“Trustee” – Section 1.1 of this Agreement.

Section 5.2.                                Accounting Principles.  All accounting terms not otherwise defined herein have the meanings assigned to them, and all computations herein provided for shall be made in accordance with generally accepted accounting principles at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.  In determining accounting principles, the Company shall conform to generally accepted accounting principles at the time in effect, unless it is required to conform to any other order, rule or regulation of any Governmental Authority having jurisdiction over the Company.

Section 5.3.                                Directly or Indirectly.  Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any partnership in which such Person is a general partner.

Section 5.4.                                Governing Law.  THIS AGREEMENT AND THE BONDS WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, EXCEPT AS SUPERSEDED BY FEDERAL LAW.

Section 5.5.                                Section Headings, Table of Contents and Construction.  The titles of the Sections and the Table of Contents appear as a matter of convenience only, do not constitute a part of this Agreement and will not affect the construction hereof.  Each covenant contained in this Agreement will be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant will not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

SECTION 6.                            EXPENSES, ETC.

Section 6.1.                                Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of your special counsel and, if reasonably required, local or other counsel) incurred by you in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Indenture or the Bonds (whether or not such amendment, waiver or consent becomes effective), including, without limitation:  (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Indenture or the Bonds or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Indenture or the Bonds, or by reason of being a holder of any Bond, and (b) the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Bonds.

Section 6.2.                                Survival.  The obligations of the Company under this Section 6 will survive the payment or transfer of any Bond, the enforcement, amendment or waiver of any provision of this Agreement, the Indenture or the Bonds, and the termination of this Agreement.

SECTION 7.                            HOME OFFICE PAYMENT.

So long as you or your nominee shall be the holder of any Bond, and notwithstanding anything contained in the Indenture or in such Bond to the contrary, the Company will pay or cause to be paid all sums becoming due on such Bond for principal, Make Whole Surcharge, if any, and interest by the method and at the address specified for such purpose below your name in Annex 2, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Bond or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or redemption in full of any Bond, you shall surrender such Bond for cancellation, reasonably promptly after any such request, to the Company at its office set forth below.  The transfer of any Bond shall be made pursuant to the terms and conditions set forth in the Indenture for such transfer.  The Company will afford the benefits of this Section 7 to any Institutional Investor that is the direct or indirect transferee of any Bond purchased by you under this Agreement and that has made the same agreement relating to such Bond as you have made in this Section 7.

SECTION 8.                            MISCELLANEOUS.

Section 8.1.                                Notices.

(a)                                  Method; Address.  All communications under this Agreement or under the Bonds will be in writing, will be delivered (i) personally; (ii) by overnight courier; or (iii) sent by facsimile transmission, acknowledgment received, with a copy sent by first class mail; in each case, delivery or facsimile charges prepaid, and will be addressed:

(i)	If to the Company:

Suburban Water Systems
One Wilshire Building
624 South Grand Avenue, Suite 2900
Los Angeles, California 90017
Attention: Chief Financial Officer
Fax: (213) 929-1889

or at such other address as the Company shall have furnished in writing to the Trustee and all holders of the Bonds at the time Outstanding:

(ii)                                  if to any of the holders of the Bonds:

(A)                              if such holder is the Purchaser, at its address set forth on Annex 1 hereto, and further including any parties referred to on such Annex 1 that are required to receive notices in addition to such holder of the Bonds, or to any such party at such other address as such party may designate by notice duly given to the Company and to the Trustee in the manner provided in this Section 8.1 (which other address shall be entered in the Bond register); and

(B)                                if such holder is not the Purchaser, at its address set forth in the register for the registration and transfer of Bonds maintained pursuant to Section 11.02 of the Indenture, or to any such party at such other address as such party may designate by notice duly given in the manner provided in this Section 8.1 to the Company and to the Trustee (which other address shall be entered in such register).

(b)                                 When Given.  Any communication under this Section 8.1 shall be deemed given only when actually received.

Section 8.2.                                Amendment and Waiver.

(a)                                  Requirements.  This Agreement may be amended, and the observance of any term hereof may be waived, with (and only with) the written consent of the Company and the Required Holders; provided that no such amendment or waiver of any of the provisions of Section 1, Section 3 or this Section 8.2, or any definition relating thereto, shall be effective as to any holder of Bonds unless consented to by such holder in writing.

(b)                                 Solicitation of Bondholders.

(i)                                     Solicitation.  The Company shall not:

(A)                              solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions hereof or the Bonds; or

(B)                                solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of the Indenture, which proposed waiver or amendment would, pursuant to the terms of the Indenture, require the consent of any holder of a Bond;

unless, in each case, each holder of the Bonds (irrespective of the amount of Bonds then owned by it) shall be informed thereof by the Company with sufficient information to enable it to make an informed decision with respect thereto.  Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Section 8.2 or Article XIII of the Indenture shall be delivered by the Company to each holder of Outstanding Bonds forthwith following the date on which the same shall have been executed and delivered by all holders of Outstanding Bonds (if any) required to consent or agree to such waiver or consent.

(ii)                                  Payment.  The Company shall not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of First Mortgage Bonds as consideration for or as an inducement to the entering into by any holder of First Mortgage Bonds of any waiver or amendment of any of the terms and provisions hereof, of any other purchase agreement pursuant to which any other First Mortgage Bonds were sold, of any First Mortgage Bond or of the Indenture unless such remuneration is concurrently paid, such security is concurrently granted, or an offer is concurrently made on the same terms, ratably to the holders of all Bonds then Outstanding.

(iii)                               Scope of Consent.  Any consent made pursuant to this Section 8.2 by a holder of Bonds that has transferred or has agreed to transfer its Bonds to the Company, any Subsidiary or any Affiliate and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force and effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Bonds that were acquired under the same or similar conditions) shall be void and of no force and effect, retroactive to the date such amendment or waiver initially took or takes effect, except solely as to such holder.

(iv)                              Other Offers to Repurchase.  The Company shall not and shall not permit any Affiliate to make any offer to repurchase, exchange for any other security or otherwise acquire for value any First Mortgage Bond (whether or not the acceptance of such offer is conditioned upon the giving by any holder of any First Mortgage Bond of any waiver or consent) unless such offer is concurrently made on the same terms, ratably, to the holders of all Bonds then Outstanding.

The foregoing provisions of this Section 8.2(b) shall not prevent or preclude:

(A)                              payment by the Company of attorneys’ fees and expenses (including, without limitation, the fees of counsel who are employees of a holder of First Mortgage Bonds, at the rate or rates, if any, not to exceed the rate or rates then customarily charged by such holder) or other out-of-pocket costs incurred by a holder of First Mortgage Bonds in connection with any such consent, waiver or amendment where such payment is required pursuant to a Purchase Agreement, any First Mortgage Bond or the Indenture;

(B)                                the issuance and sale by the Company of any series of First Mortgage Bonds with an interest rate, a prepayment premium, prepayment terms or other business or financial terms which are different from the business or financial terms of the Bonds, so long as such issuance and sale and all such terms are in compliance with all applicable provisions of the Indenture concerning issuance of additional series of First Mortgage Bonds;

(C)                                the redemption of any First Mortgage Bonds pursuant to their respective terms so long as such redemption is not conditioned upon the giving by any holder of any First Mortgage Bond of any waiver or consent; or

(D)                               the payment or giving by the Company of consideration to all holders of First Mortgage Bonds of any series in exchange for the waiver, elimination or reduction of a right contained only in the First Mortgage Bonds of such series, so long as the payment or giving of such consideration does not violate any provision of the Indenture, and so long as, immediately after giving effect to the payment of such consideration and such waiver, elimination or reduction, no Event of Default would exist;

nor shall any provision of this Section 8.2(b) entitle the holders of the Bonds to receive payments or other consideration equal or equivalent to the payments or other consideration made or given pursuant to clauses (A), (C) or (D), or to receive any right or benefit afforded to the holders of any other series of First Mortgage Bonds pursuant to clause (B) above, to which the holders of the Bonds would not otherwise be entitled.

(c)                                  Binding Effect.  Except as provided in Section 8.2(b) hereof, any amendment or waiver consented to as provided in this Section 8.2 shall apply equally to all holders of Bonds and shall be binding upon them and upon each future holder of any Bond and upon the Company whether or not such Bond shall have been marked to indicate such amendment or waiver.  No such amendment or waiver shall extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.

Section 8.3.                                Reproduction of Documents.  This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed; (b) documents received by you at the closing of your purchase of the Bonds (except the Bonds themselves); and (c) financial statements, certificates and other information previously or hereafter furnished to you; may be reproduced by you by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and you may destroy any original document so reproduced.  The Company agrees and stipulates that any such reproduction will be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction will likewise be admissible in evidence.

Section 8.4.                                Survival.  All warranties, representations, certifications and covenants made by you in Section 1.3 of this Agreement, and made by the Company or by the Parent and contained in this Agreement or in any certificate or other instrument executed and delivered by the Company or the Parent, as the case may be, pursuant to this Agreement in connection with the Closing, will be considered to have been relied upon by you (if made by the Company or the Parent) or the Company (if made by you), will be deemed made on and as of the Closing Date and will survive the delivery to you of the Bonds and the payment by you of the purchase price, regardless of any investigation made by or on behalf of you or the Company, as the case may be.  All statements in any such certificate or instrument made by the Company or the Parent will constitute warranties and representations by the Person executing such certificate or instrument.

Section 8.5.                                Successors and Assigns.  This Agreement will inure to the benefit of and be binding upon the successors and assigns of each of the parties.  The provisions of this Agreement are intended to be for the benefit of all holders, from time to time, of Bonds, and will be enforceable by any such holder, whether or not an express assignment to such holder of rights under this Agreement has been made by you or your successor or assign.

Section 8.6.                                Duplicate Originals; Execution in Counterparts.  Two or more duplicate originals of this Agreement may be signed by the parties, each of which will be an original but all of which together will constitute one and the same instrument.  This Agreement may be executed in one or more counterparts and will be effective when at least one counterpart has been executed by each party hereto, and each set of counterparts which, collectively, show execution by each party hereto will constitute one duplicate original.

Section 8.7.                                Construction – Representations and Warranties.  The Parent is entering into this Agreement for the sole purpose of providing the representations and warranties set forth in Sections 2.4(a), 2.5, 2.12(a) and (b), and, to the extent such representations and warranties relate to the Parent, Section 2.10 and Section 2.15, and the Parent shall not be liable in connection with any other Sections of this Agreement other than Section 8.4 as it relates to the above-referenced sections.

Section 8.8.                                Incorporation by Reference.  All exhibits and annexes attached to this Agreement are hereby incorporated into and made a part of this Agreement by this reference.

If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart of this Agreement and return such counterpart to the Company, whereupon this Agreement will become binding between us in accordance with its terms.

Very truly yours,

SUBURBAN WATER SYSTEMS,
a California corporation

By:	/s/ Michael O. Quinn
Michael O. Quinn
President

By:	/s/ John A. Brettl
John A. Brettl
Chief Financial Officer

The undersigned hereby joins in the foregoing Agreement for the sole purpose described in Section 8.7 and to provide the representations and warranties which are ascribed to Southwest Water Company by the provisions of Section 2 and such section.

SOUTHWEST WATER COMPANY,
a Delaware corporation

	By:	/s/ Shelley A. Farnham
Shelley A. Farnham
Vice President

	By:	/s/ Cheryl L. Clary
Cheryl L. Clary
Chief Financial Officer

Agreed to and Accepted:	CoBank ACB

	By:	/s/ David W. Dornbirer
David W. Dornbirer
Vice President